Exhibit (a)(5)(xxxiv)

PORTUGAL TELECOM, SGPS S.A.

Public Company

Registered Office: Avenida Fontes Pereira de Melo, 40, Lisboa

Share Capital: 395,099,775 Euros

Registered with the Commercial Registry of Lisbon

and Corporation no. 503215058

NOTICE

In accordance with applicable law and the Articles of Association of the Company, I hereby call a General Meeting of the Shareholders of Portugal Telecom, SGPS S.A. (the “Company”) at Auditório 1 of the Centro de Congressos de Lisboa, located at Praça das Indústrias, in Lisbon, given that our headquarters do not offer adequate conditions for the meeting to be held, on the 2nd of March 2006, at 3:00 p.m., with the following agenda:

AGENDA

1:                 To resolve on the election of the Vice-Chairman and Secretary of the General Meeting of Shareholders following the termination of the office of the former holders of these positions.

2:                 To resolve on the ratification of the appointment of a director to complete the 2006/2008 mandate.

3:                 To resolve on the removal of subparagraph a), number 1 of Article 12 and numbers 7, 8, 9, 11, 12 and 15 of Article 13 of the Articles of Association, as well as on the amendments to subparagraphs b) and d), number 1 of Article 12 and numbers 2 and 3 and subparagraph b), number 14 of Article 13 of the Articles of Association. This resolution assumes that the terms, conditions and consideration of the tender offer for all of the shares of the Company’s share capital, announced on 12th January 2007 by Sonaecom, SGPS, S.A. and Sonaecom, B.V., are final, and the resolution is subject to the success of the offer.

4:                 To resolve on the authorisation, under the terms of number 1 of Article 9 of the Articles of Association, for Sonaecom, SGPS, S.A. and/or Sonaecom, B.V. to hold ordinary shares representing more than 10% of the Company’s share capital. This authorisation is subject to the offer’s success and assumes that the terms, conditions and consideration of the tender offer for all of the shares of the Company’s share capital, announced on 12th January 2007 by Sonaecom, SGPS, S.A. and Sonaecom, B.V., are final.

Set forth below is Article 13 of the Articles of Association of Portugal Telecom, SGPS S.A. concerning the attendance and the exercise of voting rights at General Meetings of Shareholders.

PORTUGAL TELECOM, SGPS, SA

Sociedade Aberta, com sede em Lisboa, na Av. Fontes Pereira de Melo, nº 40, pessoa colectiva nº 503 215 058,

matriculada na Conservatória do Registo Comercial de Lisboa sob o nº 03602, com o capital de 1.128.856.500 euros

“Article 13

Participation and Voting Rights

1. Only shareholders with voting rights shall be entitled to attend a General Meeting of Shareholders.

2. Shareholders intending to participate in a General Meeting of Shareholders must provide evidence, no later than five business days prior to the relevant meeting, of the deposit of their shares in a book-entry securities account, as well as submit, within the same period, the statement referred to in paragraph twelve hereof.

3. Holders of shares with certificates, where legally permitted, who intend to participate in a General Meeting of Shareholders must either have their shares registered in their name on the Company’s share registry, no later than five business days prior to the date scheduled for the meeting, or provide evidence, by the same date, of the deposit thereof with a financial intermediary that legally replaces such register and submit, within the same period, the statement referred to in paragraph twelve hereof.

4. For the purposes of paragraphs two and three above, the shares must remain inscribed or registered in the name of the Shareholder at least until the time of adjournment of the General Meeting of Shareholders.

5. Each 500 shares entitles the Shareholder to one vote. Shareholders having less than such number of shares may form a group, which will be represented by one of the group’s members, to reach the number of shares required to exercise voting rights.

6. The exercise of voting rights by mail or electronic means may cover all matters included in the notice, subject to the terms and conditions thereunder. Votes by electronic means may be subject to conditions established by the Chairman of the General Meeting of Shareholders for the security and reliability of such communications.

7. Votes cast by a holder of ordinary shares, on his own account or through a representative, in his own name or as a representative of another shareholder, that exceed ten per cent of the company’s total voting stock shall not be counted.

8. For purposes of this Article, shares shall be deemed to belong to the Shareholder if held by persons under the circumstances contemplated by Article 20 of the Portuguese Securities Code. The limit for each covered person shall be proportional to the number of votes cast by such person.

9. The limit set out in paragraph seven above shall apply to all resolutions, even to those requiring a qualified majority.

10. In the case of joint ownership of shares, only the common representative, or a representative of the latter, may participate in a General Meeting of Shareholders.

11. The limitations set forth in the foregoing paragraphs shall apply to any usufructuaries and pledgees of shares.

12. For purposes of the provisions of paragraph eight above, Shareholders must submit a statement attesting that they are not in the situation provided for therein.

13. In the context of ADR (American Depositary Receipt) or GDR (global Depositary Receipt) representing shares of the Company, owners of ADRs or GDRs shall be deemed to be shareholders, in accordance with the following paragraph, and the entity in whose name the underlying shares are registered shall be deemed to be a mere representative.

14. By virtue of the foregoing paragraph:

a) Article 385 of the Portuguese Companies Code [for the representative] shall apply to the entity in whose name the shares serving as a basis for the issue of ADR or GDR programmes are inscribed as a representative;

b) The limitation on the counting of votes as established under the law or the Articles of Association shall refer to votes cast on behalf of each ADR or GDR owner, as to whom the provisions of paragraph eight shall be considered, and each such owner shall be subject to the provisions of Article 12.

15. The limitation on the counting of votes cast by an entity on behalf of another shall not apply to entities in whose name shares of the Company serving as a basis for the ADR or GDR programme are registered.

16. For the purposes of attending and exercising voting rights at a General Meeting of Shareholders, owners of ADRs or GDRs must comply with the provisions of this article.”

Representation of Shareholders

Shareholders may be represented at a General Meeting pursuant to the provisions of Article 380 of the Portuguese Companies Code. A signed letter addressed to the Chairman of the General Meeting of Shareholders will be sufficient as an instrument of representation.

The letters of representation of shareholders as referred to in the foregoing paragraph, as well as the letters of shareholders who are corporations conveying the name of the person who will represent them and the instruments of shareholder groupings, shall be addressed to the Chairman of the General Meeting of Shareholders ( * ) no later than 5:00 p.m. on the 27th of February 2007.

Declaration of the financial intermediary

Shareholders, if they wish, may delegate to the Company the request for issuance of the declaration of the financial intermediary entrusted with the registration of their shares. For such purpose, they shall grant the required powers by means of a document addressed to the Chairman of the General Meeting of Shareholders ( * ), to be received no later than 5:00 p.m. on the 9th of February 2007.

Shareholders may access the form that will be available for such purpose, beginning 9:00 a.m. on the 2nd of February 2007, on the Internet site www.telecom.pt.

Voting by correspondence

Shareholders with voting rights as referred to above may, in accordance with Article 22 of the Portuguese Securities Code, exercise such rights by mail, provided that, no later than 5:00 p.m. on the 9th of February 2007, the Chairman of the General Meeting of Shareholders ( * ) receives a communication, with a legally acknowledged signature (or, in the case of individuals, with a simple signature accompanied by a photocopy of the relevant identity card). The communication shall set out the address to which voting papers and other documentation should be sent. In response, the Company will send out the relevant voting papers and other documentation to such shareholder, and the shareholder must send to the Chairman of the General Meeting of Shareholders ( * ) an envelope containing the declaration of the financial intermediary entrusted with the registration of the relevant shares, the declaration as referred to in paragraph 12 of Article 13 of the Articles of Association and another closed envelope containing the duly completed voting papers. The Chairman must receive such documentation no later than 5:00 p.m. on the 23rd of February 2007.

As an alternative, shareholders may also download the voting papers from the Internet site www.telecom.pt and send them, addressed to the Chairman of the General Meeting of Shareholders ( * ), duly completed and in a closed envelope. These documents must be received, together with an envelope containing the photocopy of the identity card (or, in the case of shareholders who are corporations, a document containing a legally acknowledged signature), the declaration of the financial intermediary entrusted with the registration of the relevant shares and the declaration referred to in paragraph 12 of Article 13 of the Articles of Association, no later than 5:00 p.m. on the 23rd of February 2007.

Voting by electronic means

Shareholders with voting rights may also vote through the Internet site www.telecom.pt, in accordance with the requirements established thereon, provided that, no later than 5:00 p.m. on the 9th of February 2007, the Chairman of the General Meeting of Shareholders ( * ) receives a communication, prepared in accordance with the form made available on that same Internet site. The communication must contain a legally acknowledged signature (or, in the case of individuals, a simple signature accompanied by a photocopy of the relevant identity card), and set out the mailing address to which the shareholder wishes the Company to send the password.

Such shareholders may exercise their voting rights between midnight (12:00 a.m.) on the 15th of February 2007 and 5:00 p.m. on the 27th of February 2007.

Only the votes of shareholders as to whom the declaration of the financial intermediary entrusted with the registration of the relevant shares and the declaration referred to in paragraph 12 of Article 13 of the Company’s Articles of Association have been received no later than 5:00 p.m. on the 23rd of February 2007 will be considered.

Counting of votes

Votes exercised both by mail and by electronic means shall be considered at the time of the counting of votes, by adding the same to those cast in the General Meeting of Shareholders.

The presence at the General Meeting of a shareholder, or his representative, having exercised his voting rights either by mail or by electronic means will cause the revocation of the vote issued in such form.

Votes exercised either by mail or by electronic means shall be considered as negative votes concerning resolution proposals that may be presented after the exercise of such votes.

The proposals to be submitted by the Board of Directors to the General Meeting, the reports that must be attached to the proposals according to the law and all other preparatory information, including, since the date hereof, the full text of the proposed amendments to the Articles of Association, shall be made available to the Shareholders, within the period provided by law, at the Company’s headquarters and on the Internet site www.telecom.pt.

(*) Chairman of the General Meeting of Shareholders:
Mailing Address:	Avenida Fontes Pereira de Melo, nº 40-10º piso, 1069-300 Lisboa
Telephone:	+351 800.207.369
Fax:	+351 21.500.18.90
E-mail:	assembleia-ptsgps@telecom.pt

Lisbon, 25th January, 2007.

The Chairman of the General Meeting of Shareholders

António Manuel da Rocha e Menezes Cordeiro

This document is a translation of the Portuguese original. In case of any discrepancy with the Portuguese original, the original version controls.

In the United States, Portugal Telecom, SGPS, S.A. (the “Company”) has filed a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 14D-9, and holders of the Company’s ordinary shares and American Depositary Shares are advised to read it as it contains important information.  Copies of the Schedule 14D-9 and other public filings made from time to time by the Company with the SEC are available without charge from the SEC’s website at www.sec.gov and at the Company’s principal executive offices in Lisbon, Portugal.